Exhibit 99.1

Contacts:

Investor Relations:	Eric J. Shick Vice President, Investor Relations
(908) 277-8413

Media Relations:	Holly P. Glass Vice President, Government and Public Affairs
(703) 754-2848

BARD ANNOUNCES THIRD QUARTER RESULTS

REVENUE UP 13 PERCENT AS REPORTED, 12 PERCENT EXCLUDING FOREIGN EXCHANGE

MURRAY HILL, NJ — (October 18, 2006) — C. R. Bard, Inc. (NYSE-BCR) today reported 2006 third quarter financial results. Third quarter 2006 net sales were $498.9 million, an increase of 13 percent over the prior-year period. Excluding the impact of foreign exchange, third quarter 2006 net sales increased 12 percent over the prior-year period.

For the third quarter 2006, net sales in the U.S. were $349.2 million and net sales outside the U.S. were $149.7 million, up 12 percent and 13 percent, respectively, over the prior-year period. Excluding the impact of foreign exchange, third quarter 2006 net sales outside the U.S. increased 10 percent over the prior-year period.

For the third quarter 2006, net income was $87.6 million and diluted earnings per share were 82 cents. Net income and diluted earnings per share, as reported, were down 3 percent and 1 percent, respectively, as compared to third quarter 2005 results. Adjusting for certain items that affect comparability between periods, third quarter 2006 net income was $92.8 million and diluted earnings per share were 87 cents, up 11 percent and 13 percent, respectively, as compared to third quarter 2005 results on a comparable basis. Adjustments to the third quarter 2006 results reduced net income by $5.2 million (after-tax), or 5 cents per diluted share, and included a charge of $8.8 million (after-tax), or 8 cents per diluted share for share-based compensation under FAS 123R and other items listed in the table below. Adjustments to the third quarter 2005 results included items that increased net income by $6.8 million (after-tax), or 6 cents per diluted share.

Timothy M. Ring, chairman and chief executive officer, commented, “We are pleased to deliver another quarter of solid, double-digit revenue growth. Our ability to grow our top line above our goal of 10 percent in constant currency in today’s market reflects the productivity of our strategic growth initiatives and the value our products bring to our customers and their patients. We will continue to invest in product leadership opportunities while carefully managing the associated risks to create long-term shareholder value.”

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, N.J., is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “forecast”, “plan”, “believe”, and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, income tax matters, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. The company undertakes no obligation to update its forward-looking statements. Please refer to our June 30, 2006 10-Q for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.

Net sales excluding foreign exchange and net income and diluted earnings per share (EPS) excluding certain items that affect the comparability of results between periods are non-GAAP financial measures. The company analyzes net sales on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, the company believes that evaluating growth in net sales on a constant currency basis provides an additional and meaningful assessment of net sales. Net income and EPS excluding certain items are used by the company to measure the comparability of results between periods. Certain items such as investment gains, acquisition-related charges and litigation outcomes may not reflect underlying operating results, and other items such as the FAS 123R stock option expense may affect the comparability of results between periods. As a result, the company believes the exclusion of these and similar items provides an additional and meaningful assessment of charges in net income and EPS. The limitation of these non-GAAP measures is that, by excluding certain items, they do not reflect results on a standardized reporting basis. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be viewed as a replacement for GAAP results. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, please see the attached tables.

Consolidated Statements of Income

(in thousands except per share amounts, unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30
	2006	2005	2006	2005
Net sales	$498,900	$443,300	$1,464,600	$1,319,300
Costs and expenses:
Cost of goods sold	194,700	166,400	570,200	504,800
Marketing, selling & administrative expense	160,900	132,700	457,000	397,300
Research & development expense	31,200	29,200	106,900	85,400
Interest expense	4,000	3,100	13,200	9,300
Other (income) expense, net	13,400	2,900	(1,900)	(15,000)

Total costs and expenses	404,200	334,300	1,145,400	981,800

Income before tax provision	94,700	109,000	319,200	337,500
Income tax provision	7,100	18,600	69,100	80,500

Net income	$87,600	$90,400	$250,100	$257,000

Basic earnings per share	$0.85	$0.86	$2.42	$2.45

Diluted earnings per share	$0.82	$0.83	$2.34	$2.37

Wt. avg. common shares outstanding – basic	103,200	105,000	103,500	105,000
Wt. avg. common shares outstanding – diluted	106,600	108,300	106,900	108,300

Product Group Summary of Net Sales

(in thousands, unaudited)

	Quarter Ended September 30,				Nine Months Ended September 30,
	2006	2005	Change	Constant Currency	2006	2005	Change	Constant Currency
Vascular	$120,300	$108,800	11%	9%	$353,700	$321,900	10%	11%
Urology	148,500	130,700	14%	13%	432,000	390,000	11%	11%
Oncology	124,700	102,900	21%	20%	352,700	298,100	18%	19%
Surgical Specialties	84,700	80,900	5%	4%	267,300	252,000	6%	6%
Other	20,700	20,000	4%	3%	58,900	57,300	3%	3%

Reported Sales	$498,900	$443,300	13%		$1,464,600	$1,319,300	11%
FX Impact	—	4,000			—	(5,800)

Con. Currency	$498,900	$447,300		12%	$1,464,600	$1,313,500		12%

Notes to Consolidated Statements of Income

•	For the third quarter ended September 30, 2006, in addition to interest income and exchange gains and losses, other (income) expense, net included a charge of approximately $20.0 million pretax ($12.6 million after-tax) for the settlement of a legal matter. Certain items also included a reduction in the income tax provision of approximately $16.2 million predominantly related to the expiration of the statute of limitations in the United States for the 2000 and 2001 tax years. The results of the third quarter of 2006 also included the incremental impact of the new accounting standard for share-based payments, Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”), as detailed in the table below. In total, these certain items decreased net income by $5.2 million after-tax, or $0.05 diluted earnings per share.

•	For the nine months ended September 30, 2006, in addition to interest income and exchange gains and losses, other (income) expense, net included investment gains of approximately $1.6 million pretax ($1.0 million after-tax) and a charge of approximately $20.0 million pretax ($12.6 million after-tax) for the settlement of a legal matter. For the nine months ended September 30, 2006, research and development expense included payments of approximately $16.8 million pretax for purchased research and development ($12.7 million after-tax). Certain items also included a reduction in the income tax provision of approximately $16.2 million predominantly related to the expiration of the statute of limitations in the United States for the 2000 and 2001 tax years. The results of the nine months ended September 30, 2006 also included the incremental impact of the new accounting standard for share-based payments under FAS 123R, as detailed in the table below. In total, these certain items decreased net income by $25.4 million after-tax, or $0.24 diluted earnings per share.

•	For the third quarter ended September 30, 2005, in addition to interest income and exchange gains and losses, other (income) expense, net included the following certain items: an investment gain of approximately $1.9 million pretax ($1.2 million after-tax) and an asset impairment charge of approximately $8.9 million pretax ($8.0 million after-tax). Certain items also included a reduction in the income tax provision of approximately $45.6 million predominantly related to the favorable completion of the Internal Revenue Service audit for the tax years 1996-1999, as well as the resolution of certain other tax positions. Additionally, the company recorded an income tax provision of approximately $32.0 million related to the company’s planned repatriation of $600.0 million of undistributed foreign earnings under the American Jobs Creation Act. In total, these certain items resulted in a net gain of $6.8 million after-tax, or $0.06 diluted earnings per share.

•	For the nine months ended September 30, 2005, in addition to interest income and exchange gains and losses, other (income) expense, net included the following certain items: investment gains and the resolution of a royalty matter for a net adjustment of approximately $13.4 million pretax ($8.3 million after-tax), offset by a charge for an asset impairment of approximately $8.9 million pretax ($8.0 million after-tax). Certain items also included a reduction in the income tax provision of approximately $45.6 million predominantly related to the favorable completion of the Internal Revenue Service audit for the tax years 1996-1999, as well as the resolution of certain other tax positions. Additionally, the company recorded an income tax provision of approximately $32.0 million related to the company’s planned repatriation of $600.0 million of undistributed foreign earnings under the American Jobs Creation Act. In total, these certain items resulted in a net gain of $13.9 million after-tax, or $0.13 diluted earnings per share.

Reconciliation of Earnings

(in millions except per share amounts, unaudited)

	Quarter Ended September 30,
	2006				2005
	GAAP Basis	FAS 123R Adj.	Other Items	Adjusted Basis	GAAP Basis	Other Items	Adjusted Basis
Cost of goods sold	$194.7	($0.7)	—	$194.0	$166.4	—	$166.4
Marketing, selling & administrative expense	160.9	(12.0)	—	148.9	132.7	—	132.7
Research & development expense	31.2	(0.8)	—	30.4	29.2	—	29.2
Other (income) expense, net	13.4	—	(20.0)	(6.6)	2.9	(7.0)	(4.1)
Income tax provision	7.1	4.7	23.6	35.4	18.6	13.8	32.4
Net income	$87.6	$8.8	$(3.6)	$92.8	$90.4	$(6.8)	$83.6
Diluted earnings per share	$0.82	$0.08	($0.03)	$0.87	$0.83	($0.06)	$0.77

	Nine Months Ended September 30,
	2006				2005
	GAAP Basis	FAS 123R Adj.	Other Items	Adjusted Basis	GAAP Basis	Other Items	Adjusted Basis

Cost of goods sold	$570.2	($1.3)	—	$568.9	$504.8	—	$504.8
Marketing, selling & administrative expense	457.0	(23.7)	—	433.3	397.3	—	397.3
Research & development expense	106.9	(1.6)	(16.8)	88.5	85.4	—	85.4
Other (income) expense, net	(1.9)	—	(18.4)	(20.3)	(15.0)	4.5	(10.5)
Income tax provision	69.1	9.3	27.1	105.5	80.5	9.4	89.9
Net income	$250.1	$17.3	$8.1	$275.5	$257.0	($13.9)	$243.1
Diluted earnings per share	$2.34	$0.16	$0.08	$2.58	$2.37	($0.13)	$2.24